EXHIBIT 99.1

CONTACT:	-OR-	INVESTOR RELATIONS FIRM:
Jacuzzi Brands, Inc.		The Equity Group Inc.
Diana Burton, VP – Investor Relations		Devin Sullivan
(561) 514-3850		(212) 836-9608

FOR IMMEDIATE RELEASE

JACUZZI BRANDS ANNOUNCES SALE OF ELJER

WEST PALM BEACH, FL, May 20, 2005 -- Jacuzzi Brands, Inc. (NYSE: JJZ) today announced that it has entered into an agreement to sell its Eljer Plumbingware business to an affiliate of Sun Capital Partners, Inc. The transaction is expected to close by the end of Jacuzzi Brand’s fiscal 2005 third quarter ending July 2, 2005. Terms of the sale were not disclosed.

Eljer Plumbingware, part of the Company’s consumer Bath division, offers a line of ceramic, composite and iron sanitary ware including bathtubs, toilets, bidets, sinks and faucets under the Eljer® brand name. For the fiscal year ended October 2, 2004, Eljer recorded an operating loss of $30.7 million on sales of $150.5 million. For the first six months of fiscal 2005 ended April 2, Eljer recorded an operating loss of $2.9 million on sales of $69.2 million. Operating results for the year ended October 2, 2004 and the six months ended April 2, 2005 included restructuring charges of $19.4 million and $1.9 million, respectively.

An affiliate of Sun Capital Partners, Inc. will assume substantially all current assets and liabilities of Eljer, the long term retiree medical liability and certain other liabilities, and also take the Ford City, Pennsylvania and Tupelo, Mississippi operations. Jacuzzi Brands will retain the Salem, Ohio manufacturing facility property which was closed in fiscal 2004.

Jacuzzi Brands anticipates that it will incur pre-tax charges in the second half of fiscal 2005 of approximately $65.0 million in connection with this sale. The charges are primarily related to non-cash asset write-offs, transition services and termination expenses to be incurred.

David H. Clarke, Chairman and Chief Executive Officer of Jacuzzi Brands, said, “We are pleased with this sale which has significant benefits. Despite ongoing product rationalization efforts and other initiatives, Eljer has continued to incur losses and consume a significant amount of management’s time. This sale, together with the sale of Rexair announced earlier this month, will enable us to devote all our energies on maximizing the value of our Jacuzzi and Zurn operations.”

Bud Terry, Managing Director of Sun Capital, said, “We are excited about the investment in Eljer as it has significant brand recognition, franchise value, dedicated employees and very strong and loyal customer base. We continue to invest in branded consumer products

Jacuzzi Brands, Inc. · 777 So. Flagler Drive, Suite 1100-West · West Palm Beach, FL 33401-6161 ·Tel: 561-514-3838 ·Fax: 561-514-3866

Jacuzzi Brands, Inc.	Page 2
May 20, 2005

companies that have a strong market presence. We intend to operate Eljer as a stand-alone portfolio company and maintain the corporate presence in Dallas, Texas.”

Sun Capital Partners, Inc. is a leading private investment firm focused on leveraged buyouts and investments in market leading companies that can benefit from its in-house operating professionals and experience. Sun Capital affiliates invest in companies with long-term competitive advantages and significant barriers to entry. Sun Capital affiliates have invested in more than 80 companies since Sun Capital’s inception in 1995 with combined sales in excess of $20.0 billion. Sun Capital has offices in Boca Raton, Florida, Los Angeles, New York and London, but has acquired and manages companies worldwide. Recent acquisitions have included consumer product companies such as St. Louis Music, Bachrach, Crane Plumbing, and Creekstone Farms. For more information about Sun Capital, please visit http://www.SunCapPart.com.

Jacuzzi Brands, Inc., through its subsidiaries, is a global manufacturer and distributor of branded bath and plumbing products for the residential, commercial and institutional markets. These include whirlpool baths, spas, showers, sanitary ware and bathtubs, as well as professional grade drainage, water control, commercial faucets and other plumbing products. We also manufacture premium vacuum cleaner systems. Our products are marketed under our portfolio of brand names, including JACUZZI®, SUNDANCE®, ELJER®, ZURN®, ASTRACAST® and RAINBOW®. Learn more at www.jacuzzibrands.com.

Disclosure Concerning Forward-Looking Statements
Any forward-looking statements made within this release, including the Company’s current expectations with respect to future market conditions, future operating results and other plans, represent management’s best judgment as to what may occur in the future and are intended to fall within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “may,” “will,” “should,” “shall,” and similar expressions typically identify such forward-looking statements. Even though the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. In particular, various economic and competitive factors, including those outside our control, such as interest rates, foreign currency exchange rates, inflation rates, instability in domestic and foreign financial markets, terrorist acts, consumer spending patterns, energy costs and availability, freight costs, availability of consumer and commercial credit, adverse weather, levels of residential and commercial construction, and changes in raw material and component costs, and the credit worthiness of our customers, insurers, and investees, and other factors contained in the Company’s filings with the Securities and Exchange Commission could cause our actual results during the remainder of 2005 and in future years to differ materially from those expressed in this press release.

Jacuzzi Brands, Inc. · 777 So. Flagler Drive, Suite 1100-West · West Palm Beach, FL 33401-6161 ·Tel: 561-514-3838 ·Fax: 561-514-3866